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NIKE, INC. REPORTS FISCAL 2014 FIRST QUARTER RESULTS

•	Revenues from continuing operations up 8 percent to $7.0 billion

•	Diluted earnings per share from continuing operations up 37 percent to $0.86

•	Worldwide futures orders up 8 percent, 10 percent growth excluding currency changes

•	Inventories as of August 31, 2013 up 6 percent

BEAVERTON, Ore., September 26, 2013 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2014 first quarter ended August 31, 2013. Strong demand for NIKE, Inc. brands propelled revenue growth, and diluted earnings per share grew faster than revenue due to gross margin expansion, SG&A leverage, a lower tax rate and a lower average share count.

"We had a great first quarter driven by our unrelenting commitment to delivering innovative products and services to athletes around the world,” said Mark Parker, President and CEO of NIKE, Inc. “Our powerful portfolio of businesses combined with unmatched leadership and resources allows us to capitalize on opportunities that drive long-term value for our shareholders. I am more excited than ever about our potential to continue to innovate with purpose, and fuel NIKE's growth."*

First Quarter Continuing Operations Income Statement Review

Starting in the first quarter of fiscal 2014, the Company changed the reporting structure for what was historically identified as Other Businesses. Hurley and NIKE Golf have been included in the overall financial results for the NIKE Brand and for individual geographies, reflecting the operational integration of these businesses into the NIKE Brand category offense. Converse will now be reported as a separate segment, reflecting the ongoing operation of this brand as a stand-alone business.

•	Revenues for NIKE, Inc. increased 8 percent to $7.0 billion. Changes in foreign currency exchange rates did not have a significant impact on total reported revenue growth.

◦
Revenues for the NIKE Brand were $6.5 billion, up 7 percent on a currency neutral basis, with growth in every product type and every geography except Greater China. For the first quarter, NIKE Brand revenues were higher in Running, Basketball, Football (Soccer) and Men's Training, offsetting a slight decline in Sportswear.

◦	Revenues for Converse were $494 million, up 16 percent on a currency neutral basis, driven by strong performance in our largest owned markets: the United Kingdom, North America and China.

•
Gross margin increased 120 basis points to 44.9 percent. Gross margin benefitted from easing raw material costs, a shift in the mix of the Company's revenues to higher margin products, lower discounts and growth in the higher margin Direct-to-Consumer business. These benefits were partially offset by higher labor costs and unfavorable changes in foreign exchange rates.

•
Selling and administrative expense was in line with the same period last year at $2.1 billion. Demand creation expense was $731 million, down 16 percent versus the prior year, which included higher spending supporting key product initiatives, as well as the Olympics and European Football Championships. Operating overhead expense increased 12 percent to $1.3 billion due to investments in digital innovation and other growth businesses, as well as higher Direct to Consumer costs driven by growth and new store openings.

•
Other expense, net was $28 million, comprised primarily of foreign currency exchange losses. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other expense (income), net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $38 million.

•	The effective tax rate was 25.0 percent, compared to 26.9 percent for the same period last year, an improvement due primarily to a lower effective tax rate on operations outside the United States.

•
Net income increased 33 percent to $780 million while diluted earnings per share increased 37 percent to $0.86, reflecting a 1 percent decline in the weighted average diluted common shares outstanding.

August 31, 2013 Balance Sheet Review for Continuing Operations

•
Inventories for NIKE, Inc. were $3.5 billion, up 6 percent from August 31, 2012. NIKE Brand wholesale unit inventories increased 8 percent to support future demand. Changes in foreign currency exchange rates and product cost drove approximately a 2 percentage point decline in NIKE, Inc. inventory growth.

•
Cash and short-term investments were $5.6 billion; $2.3 billion higher than last year mainly as a result of proceeds from the issuance of debt and sale of the Umbro and Cole Haan businesses in the prior fiscal year, in addition to higher net income and continued focus on working capital productivity.

Share Repurchases

During the first quarter, NIKE, Inc. repurchased a total of 8.4 million shares for approximately $526 million as part of the four-year, $8 billion program approved by the Board of Directors in September 2012. As of the end of the first quarter, a total of 23.7 million shares had been repurchased under this program at a cost of approximately $1.3 billion.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from September 2013 through January 2014 were 8 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 10 percent.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on September 26, 2013, to review first quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 3, 2013.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE's earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
For the period ended August 31, 2013

	THREE MONTHS ENDED		%
(Dollars in millions, except per share data)	8/31/2013	8/31/2012	Change
Income from continuing operations:
Revenues	$6,971	$6,474	8%
Cost of sales	3,839	3,646	5%
Gross profit	3,132	2,828	11%
Gross margin	44.9%	43.7%

Demand creation expense	731	871	-16%
Operating overhead expense	1,325	1,188	12%
Total selling and administrative expense	2,056	2,059	0%
% of revenue	29.5%	31.8%

Interest expense (income), net	8	(3)	—
Other expense (income), net	28	(28)	—
Income before income taxes	1,040	800	30%
Income taxes	260	215	21%
Effective tax rate	25.0%	26.9%

NET INCOME FROM CONTINUING OPERATIONS	780	585	33%
NET (LOSS) INCOME FROM DISCONTINUED OPERATIONS	—	(18)	—
NET INCOME	$780	$567	38%

Earnings per share from continuing operations:
Basic earnings per common share	$0.88	$0.65	35%
Diluted earnings per common share	$0.86	$0.63	37%

Earnings per share from discontinued operations:
Basic earnings per common share	$—	$(0.03)	—
Diluted earnings per common share	$—	$(0.02)	—

Weighted average common shares outstanding:
Basic	889.4	905.6
Diluted	910.7	922.8

Dividends declared per common share	$0.21	$0.18

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
As of August 31, 2013

	August 31,	August 31,
(Dollars in millions)	2013	2012	% Change
ASSETS
Current assets:
Cash and equivalents	$2,936	$2,165	36%
Short-term investments	2,642	1,102	140%
Accounts receivable, net	3,207	3,291	-3%
Inventories	3,472	3,263	6%
Deferred income taxes	308	270	14%
Prepaid expenses and other current assets	1,053	720	46%
Assets of discontinued operations	—	636	—
Total current assets	13,618	11,447	19%
Property, plant and equipment	5,684	5,175	10%
Less accumulated depreciation	3,127	2,951	6%
Property, plant and equipment, net	2,557	2,224	15%
Identifiable intangible assets, net	383	372	3%
Goodwill	131	131	0%
Deferred income taxes and other assets	985	940	5%
TOTAL ASSETS	$17,674	$15,114	17%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$57	$9	533%
Notes payable	111	129	-14%
Accounts payable	1,559	1,492	4%
Accrued liabilities	1,913	1,864	3%
Income taxes payable	211	114	85%
Liabilities of discontinued operations	12	151	-92%
Total current liabilities	3,863	3,759	3%
Long-term debt	1,207	226	434%
Deferred income taxes and other liabilities	1,322	1,082	22%
Redeemable preferred stock	—	—	—
Shareholders' equity	11,282	10,047	12%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,674	$15,114	17%

NIKE, Inc.
DIVISIONAL REVENUES[1]
For the period ended August 31, 2013
				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2013	8/31/2012	Change
North America
Footwear	$1,904	$1,745	9%	9%
Apparel	1,009	924	9%	9%
Equipment	222	197	13%	13%
Total	3,135	2,866	9%	9%
Western Europe
Footwear	829	716	16%	12%
Apparel	399	388	3%	1%
Equipment	73	72	1%	-3%
Total	1,301	1,176	11%	8%
Central & Eastern Europe
Footwear	193	168	15%	13%
Apparel	139	129	8%	6%
Equipment	34	30	13%	14%
Total	366	327	12%	10%
Greater China
Footwear	341	357	-4%	-7%
Apparel	197	181	9%	6%
Equipment	36	39	-8%	-11%
Total	574	577	-1%	-3%
Japan
Footwear	88	108	-19%	2%
Apparel	53	67	-21%	-1%
Equipment	17	22	-23%	1%
Total	158	197	-20%	1%
Emerging Markets
Footwear	624	617	1%	5%
Apparel	226	223	1%	6%
Equipment	52	57	-9%	-6%
Total	902	897	1%	5%
Global Brand Divisions[3]	32	27	19%	12%
Total NIKE Brand	6,468	6,067	7%	7%
Converse	494	418	18%	16%
Corporate[4]	9	(11)	—	—
Total NIKE, Inc. Revenues From Continuing Operations	$6,971	$6,474	8%	8%

Total NIKE Brand
Footwear	$3,979	$3,711	7%	8%
Apparel	2,023	1,912	6%	6%
Equipment	434	417	4%	5%
Global Brand Divisions[3]	32	27	19%	12%
[1] Certain prior year amounts have been reclassified to conform to fiscal year 2014 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[2] Fiscal 2014 results have been restated using fiscal 2013 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

[3] Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of intercompany revenue eliminations and foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and Converse through our centrally managed foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]
For the period ended August 31, 2013

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2013	8/31/2012	Change
North America	$813	$645	26%
Western Europe	265	212	25%
Central & Eastern Europe	81	54	50%
Greater China	170	165	3%
Japan	24	23	4%
Emerging Markets	210	221	-5%
Global Brand Divisions[3]	(466)	(456)	-2%
TOTAL NIKE BRAND	1,097	864	27%
Converse	169	124	36%
Corporate[4]	(218)	(191)	-14%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$1,048	$797	31%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense (income), net, and income taxes.

[2] Certain prior year amounts have been reclassified to conform to fiscal year 2014 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and selling general and administrative expenses that are centrally managed for the NIKE Brand.

[4] Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of August 31, 2013

	Reported Futures Orders	Excluding Currency Changes [2]

North America	11%	12%
Western Europe	12%	12%
Central & Eastern Europe	25%	27%
Greater China	3%	2%
Japan	-19%	1%
Emerging Markets	1%	7%
Total NIKE Brand Reported Futures	8%	10%
[1] Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from September 2013 through January 2014, excluding NIKE Golf and Hurley.
The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.